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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of The Scotts Company of our report dated October 29, 2001, except for Note 22, as to which the date is December 12, 2001, and paragraph 5 of Note 18, as to which the date is June 5, 2002, and Note 20, as to which the date is June 18, 2002 relating to the financial statements, which appears in the The Scotts Company's Current Report on Form 8-K dated June 24, 2002. We also consent to the incorporation by reference of our report dated October 29, 2001 relating to the financial statement schedule, which appears in The Scotts Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001. We also consent to the references to us under the heading "Experts" in such Registration Statement on Form S-4.



/s/PricewaterhouseCoopers LLP

Columbus, Ohio
July 9, 2002